Exhibit 99.1

Penn Virginia Announces Closing of Acquisition of Eagle Ford Assets

—Accretive Transaction Further Solidifies Company’s Position in the Eagle Ford —-

HOUSTON, Oct. 02, 2017 (GLOBE NEWSWIRE) – Penn Virginia Corporation (“Penn Virginia” or the “Company”) (NASDAQ:PVAC), today announced that on September 29, 2017, it closed the previously announced acquisition of Eagle Ford assets located primarily in Lavaca County, Texas from Devon Energy Corporation (“Devon”) (NYSE: DVN) for $205 million in cash, subject to customary post-closing adjustment to reflect net cash flows from the effective date of March 1, 2017 to closing.

In connection with the acquisition, the Company entered into a credit agreement for a new $200 million second lien term loan with an initial interest rate of LIBOR for a three month interest period + 7.00% and maturing in September 2022. The Company used the net proceeds from the term loan and additional borrowings under the Company’s revolving credit facility to finance the Devon acquisition and related expenses. Amounts outstanding under the term loan may be prepaid at any time at the option of the Company, subject to a make-whole premium in year 1 and a 102% and 101% premium in years 2 and 3, respectively.

The Company also announced that the borrowing base under its revolving credit facility was increased from $200 million to approximately $238 million in connection with the Devon acquisition and the fall borrowing base redetermination.

“We are excited to have completed the transaction,” said John A. Brooks, Chief Executive Officer of Penn Virginia. “Our operations team knows this area very well as the Devon acreage is contiguous to our existing acreage position and we have identified a significant number of locations for drilling extended reach laterals with superior economics. Because of the high quality of this asset, the Company upsized the second lien term loan by $50 million and we received a significant increase to our borrowing base under our revolving credit facility. We strongly believe this acquisition is an ideal fit and will play a key role in our long-term growth strategy for Penn Virginia.”

Gibson, Dunn & Crutcher LLP served as legal counsel to Penn Virginia for the acquisition and the financing. Jefferies Finance LLC is the administrative agent, collateral agent and sole lead arranger for the term loan financing.

About Penn Virginia Corporation

Penn Virginia Corporation is an independent oil and gas company engaged in the exploration, development and production of oil, NGLs and natural gas in various domestic onshore regions of the United States, with a primary focus in the Eagle Ford shale in south Texas. For more information, please visit our website at www.pennvirginia.com.

Forward-Looking Statements

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We use words such as “will,” “pursue,” “expect,” “strategy,” “believe,” “future,” and variations of such words or similar expressions in this press release to identify forward-looking statements. Because such statements include assumptions, risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Additional information concerning these and other factors can be found in our press releases and public filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The statements in this release speak only as of the date of this release. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law.

Contact:

Steve Hartman

Chief Financial Officer

(713) 722-6529

invest@pennvirginia.com